Exhibit 99.1

[DriverShield Logo]

NEWS RELEASE

FOR IMMEDIATE RELEASE..................................

                      DriverShield Contract  Charles Holcomb
                                             (516) 694-1010 Ext. 241

                   Corporate Web Address:    www.DriverShield.com

         DRIVERSHIELD CORP. COMPLETES SALE OF FLEET UNIT TO PHH ARVAL

   $7.3 Million Transaction, Following Shareholder Approval at Annual Meeting, Sets Stage For Strategic Partnership with PHH and Ramp-Up of CRM Business

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Plainview, NY, February 7, 2002....DriverShield [Nasdaq SmallCap: DRVR]
announced today that it has completed the sale of its fleet services unit to PHH Arval for $6.3 million. As part of the transaction, PHH also agreed to invest an additional $1 million in DriverShield, receiving preferred stock convertible into 500,000 common shares at $2.00 per share, and will also become a strategic partner.

The sale of the fleet business, announced last October 30, was approved by a majority of DriverShield's shareholders at the Company's annual meeting, held February 4 in Plainview. Shareholders also approved all other resolutions proposed by management, and elected John M. McIntyre to the Board of Directors.

"We are pleased to have put our fleet claims management business in strong hands, and we are looking forward to working closely with PHH as an investor and strategic partner in our ongoing business," said Barry Siegel, Chairman and CEO of DriverShield.

As a strategic partner, PHH will help DriverShield build and operate its new Internet-based CRM (Customer Relationship Management) business with auto insurance companies and its ADS (Auto Discounts and Services) business. Siegel said that the partnership arrangements are close to completion.

"PHH has great technological resources and has extensive experience and contacts in the property and casualty insurance industry, which will help us ramp up our CRM business faster," Siegel said. With nearly $9 million in cash in the wake of the PHH transaction, the Company can expand and accelerate the marketing and development of its current businesses. The funds will also give the Company the flexibility to explore new business concepts and potential acquisitions.


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At the annual meeting, shareholders also approved changing the Company's name from driversshield.com Corp. to DriverShield Corp. The Company's stock symbol, DRVR, remains unchanged.

John M. McIntyre, the new director elected at the shareholder meeting, has extensive experience in auto repair, property and casualty insurance and financial consulting. He is the owner of Apple Auto Body Incorporated, a Massachusetts company, and Barefoot Properties, a real estate company in Hilton Head, South Carolina.

PHH Arval, founded in 1946, is one of the world's leading vehicle management companies, providing integrated leasing, management and card payment solutions to thousands of corporate, government and service-related fleets, including nearly one-third of the Fortune 500 companies. With Arval PHH, its strategic partner in Europe, PHH Arval manages over a million vehicles worldwide. The acquisition of driversshield.com FS makes PHH Arval one of the largest providers of collision management services in the world.

Since its founding in 1983, DriverShield has built a national reputation for efficient, cost-saving management of collision claims for self-insured corporate and municipal vehicle fleets through its fleet services subsidiary. Clients include AT&T, CVS, Time Warner, Lucent Technologies, Hershey Foods and other major national and international companies. Through its affinity auto club programs, the Company has established relationships with Assurant Group (part of the Fortis group), Aon, Protective Life and other leading credit card, financial organizations and Web sites. The Company decided early in 1999 to expand its long established auto claims experience and proprietary systems by building a unique e-commerce solution for insurance companies, the DriverShield CRM business. Its CRM clients include Employers Insurance of Wausau, Farmers Alliance Mutual Insurance and The St. Paul Companies. More information about driversshield.com can be obtained by visiting the Company's Web site at www.driversshield.com or by calling (516) 694-1010.

This announcement contains "forward looking statements." Words "anticipate," "believe," "estimate," "expect" and other similar expressions as they relate to the Company and its management are intended to identify such forward looking statements. Although the Company and its management believe that the statements contained in this announcement are reasonable, it can give no assurances that such statements will prove correct. Factors that could affect the occurrence of events or results discussed herein are included with those mentioned in the Company's filings with the Securities and Exchange Commission.

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